EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For information contact:
Edward R. (Jack) Cameron (CEO)
Linda A. Koenig (CFO)
(952) 930-9000

Richard G. Cinquina
Equity Market Partners
(904) 415-1415

Appliance Recycling Centers of America Announces Plans

To Open Fourth ApplianceSmart Factory Outlet In Atlanta Market

Minneapolis, MN—June 29, 2006—Appliance Recycling Centers of America, Inc. (Nasdaq:  ARCI) today announced that it will open a 46,000-square-foot ApplianceSmart factory outlet superstore in Lithia Springs, Georgia, a western suburb of Atlanta, in the third quarter of 2006.

Located at 320 Thornton Road between I-20 and Bankhead Highway in Lithia Springs, the new factory outlet will be ApplianceSmart’s fourth location in metropolitan Atlanta. As previously announced, Stockbridge, in the southeastern Atlanta metro area, was selected for ApplianceSmart’s third factory outlet in the Atlanta market. The Stockbridge ApplianceSmart factory outlet will open in July 2006, followed by the Lithia Springs opening in August 2006. These two new ApplianceSmart outlets will be the company’s fourteenth and fifteenth retail locations nationally.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “ApplianceSmart has established a strong presence in Atlanta since first entering this major market only two years ago. We have accomplished this by offering customers an unprecedented selection of high-quality, discount-priced appliances. The addition of a fourth outlet to serve the growing western metro area will enable us to increase our market penetration, while generating greater economies of scale as we leverage advertising support and other overhead expenses.”

About ARCA

Through its ApplianceSmart operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, including such leading brands as Maytag, GE, Whirlpool, Frigidaire, Jenn-Air, Amana and Magic Chef. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a significant discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of June 2006, ApplianceSmart is operating 13 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in San Antonio, Texas; and one in Los Angeles. ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. Visit our web site at www.arcainc.com

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to:  the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.